MUTUAL OF AMERICA INVESTMENT CORPORATION

ARTICLES OF AMENDMENT

Mutual of America Investment Corporation, a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940, as amended (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended to change the name of the Corporation to “MoA Funds Corporation”.

SECOND: The amendment to the charter of the Corporation as set forth in Article FIRST above has been duly approved by a majority of the Board of Directors of the Corporation as required by the Maryland General Corporation Law (the “MGCL”). The amendment is limited to a change expressly authorized pursuant to Section 2-605 of the MGCL, no stockholder approval was required.

THIRD: These Articles of Amendment shall become effective on October 16, 2023.

FOURTH: The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested by its Secretary on this 13th day of October, 2023.

ATTEST:	MUTUAL OF AMERICA INVESTMENT CORPORATION

/s/ Amy Latkin	/s/ R. Jeffrey Young
Name: Amy Latkin	Name: R. Jeffrey Young
Secretary	President